EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                             (281) 496-5000

 Reading & Bates Secures Commitment   for   Additional   Newbuild Drillship

September 11, 1997, Houston, Texas...Reading & Bates Corporation (RB-NYSE) announced today that agreement has been reached with Den norske stats oljeselkap a.s. (Statoil) which calls for Statoil to commit for a minimum of 2-1/2 years of firm work over a 5-year period for a new ultra deepwater dynamically positioned drillship. The Statoil contract is specifically structured to facilitate non recourse financing of the project. This is the fourth new building project Reading & Bates has been awarded in 10 months. This agreement results in Reading & Bates' order for a new D.P. vessel equipped for drilling in up to 10,000 feet of water from Samsung Heavy Industries of Korea. Statoil has the option to increase its firm commitment from the 2-1/2 year minimum, up to the total 5 year period, exercisable by January 1998. Should Statoil's final commitment be for less than the complete 5 years, Reading & Bates will commit for the balance of time, up to 2-1/2 years of the drilling contract for its own account and in partnerships with other operators internationally and in the Gulf of Mexico. Total drilling contract value is estimated at $332 million, of which Statoil's portion is $166 million for their 2-1/2 year minimum period. The vessel is essentially identical to the two previously announced units ordered by joint ventures between Reading & Bates and Conoco, will be delivered during the third quarter of 1999 and will work initially in the U.S. Gulf of Mexico. The new vessel will be 100% owned by Reading & Bates. Like the previous vessels, the new unit is double-hulled, incorporates the most stringent American Bureau of Shipping DPS-3 dynamically positioned classification, has the additional flexibility to perform extended well tests (EWT), includes crude oil storage and has provision for simultaneous drilling and testing.

Paul B. Loyd, Jr., Reading & Bates Chairman, Chief Executive Officer and President of Reading & Bates Corporation stated, "We are very pleased to be expanding our valued relationship with Statoil with the award of this drilling contract which allows us to build another new, advanced deepwater D.P. drilling vessel. Statoil's requirement for the ultra deepwater drillship indicates a continued strong demand for this class of new generation vessel, and, since it will be the third identical unit delivered by Samsung, we are confident that projected price and delivery will be met. As with our previously announced newbuild units, the drilling contract for the Statoil drillship is being structured to facilitate off balance sheet financing for the unit's construction which provides for increased financial flexibility for Reading & Bates and increases our capacity to achieve future newbuild contracts. Having been awarded four newbuild contracts in rapid succession, all of which are state-of-the-art, have term contracts, and enhanced financing capability, we feel that Reading & Bates' position as the industry leader in ultra deepwater is clearly established. This leadership is crucial to building shareholder value as deepwater demand growth is expected to continue unabated as evidenced by the recent lease sale in the Gulf of Mexico where operators committed $616 million For 804 leases, 75% of which were in water depths in excess of 800 meters."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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